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                                                                     Exhibit 2.2
                               Letter Agreement

AsiaInfo Holdings, Inc.
4/th/ Floor, Zhongdian Information Tower
6 Zhongguanan South Street
Haidian District
Beijing 100086, China

February 5, 2002

Ladies and Gentlemen:

         Reference is made to the Share Purchase Agreement dated as of January 20, 2002, by and among AsiaInfo Holdings, Inc. ("AsiaInfo"), Bonson Information Technology Holdings Limited ("Bonson") and the Sellers (as defined therein) (the "Share Purchase Agreement"). Capitalized terms used but not defined herein have the respective meanings ascribed thereto in the Share Purchase Agreement.

         Smartaction Technology Limited, Global Beyond International Limited and Action Consultants Limited (the "Record Share Option Holders"), as the record holders of the 8,000,000 Bonson share options (the "Share Options") originally granted to Li Jian (4,500,000), Gang Wang (1,500,000), Jih Tsae Jiunn (500,000) and Earl Yen (1,500,000) (the "Beneficial Share Option Holders") under Bonson's 2000 Stock Incentive Plan, have elected not to use the Cashless Exercise mechanism to exercise the Share Options, but instead have decided to exercise the Share Options in full by taking out loans for the exercise prices from Bonson. The Record Share Option Holders and the Beneficial Share Option Holders agree to sell all additional Shares thus acquired to AsiaInfo in accordance with all of the terms and conditions of the Share Purchase Agreement.

         Bonson has agreed to loan the Beneficial Share Option Holders the following amounts to exercise the 8,000,000 Share Options in full (the "Exercise Loan Amounts"):

                  Li Jian          : US$448,357.50

                  Gang Wang        : US$149,452.50

                  Jih Tsae Jiunn   : US$49,817.50

                  Earl Yen         : US$149,452.50

         The Beneficial Share Option Holders, Bonson and AsiaInfo agree that AsiaInfo is entitled to deduct the Exercise Loan Amounts from the AsiaInfo Shares and cash consideration (in proportionate amounts) that the Beneficial Option Holders are entitled to receive as their Adjusted Performance Consideration under the Share Purchase Agreement.

         This Letter Agreement is intended to supplement or otherwise amend the Share Purchase Agreement as to the subject matter contained herein. This Letter Agreement is further intended to amend

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the Share Option Exercise Notices executed by each of the Record Share Option
Holders. Each party to this Letter Agreement hereby certifies and declares that its signature hereto has been duly authorized.

Very truly yours,

/s/ Jian Li                                /s/ Jian Li
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Bonson Information Technology              Smartaction Technology Limited
Holdings Limited

/s/ Gang Wang                              /s/ Earl Yen
--------------------------------------     -------------------------------------
Global Beyond International Limited        Action Consultants Limited

/s/ Jian Li                                /s/ Gang Wang
--------------------------------------     -------------------------------------
Li Jian                                    Gang Wang

/s/ Jih Tsae Jiunn                         /s/ Earl Yen
--------------------------------------     -------------------------------------
Jih Tsae Jiunn                             Earl Yen

/s/ Shu Wang                               /s/ Lu Zhujie
--------------------------------------     -------------------------------------
Exceptional Developments Limited           Lu Zhijie

/s/ Huang Guoqiang                         /s/ Jin Xisheng
--------------------------------------     -------------------------------------
Huang Guoqiang                             Jin Xisheng



Acknowledged by and on behalf of AsiaInfo
Holdings, Inc.

/s/ Ning Tang
--------------------------------------
Name: Ning Tang

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